                                 AMENDMENT NO. 3
                                     TO THE
                                TIME WARNER INC.
                           DEFERRED COMPENSATION PLAN

1.   Section 1.2 is amended by adding the following sentence at the end thereof:

          On July 1, 2000, or such later date as determined by the Committee, the Plan will also accept transfers of account balances attributable to compensation previously irrevocably transferred under the Time Warner Excess Profit Sharing Plan (the "Excess Profit Sharing Plan"), subject to the terms and conditions for making such transfers specified in the Excess Profit Sharing Plan.

2. Section 2.5 is amended by adding the following three sentences at the end thereof:

          The beneficiary designation, if any, in effect for the Plan will override and supercede any Excess Profit Sharing Plan designation. If there is none on file for the Plan, the Excess Profit Sharing Plan designation will continue to apply to any transferred balance from the Excess Profit Sharing Plan until a Plan designation is made. Any such new designation will apply to all balances in the Plan.

3. Section 2.18 is amended by adding the term "the Excess Profit Sharing Plan" after the term "the Pre-1999 Plan."

4. Section 3.6 is amended by adding the following section 3.6(c) at the end thereof:

          (c) Each "Eligible Participant" in the Excess Profit Sharing Plan may make a one time election no later than July 1, 2000 or such other date as may be determined by the Committee (which shall become irrevocable as of such date) by a written notice to the Committee to have his or her entire account balance in the Excess Profit Sharing Plan transferred to and deferred under his or her Deferred Compensation Account in the Plan. For purposes of this Section, an "Eligible Participant" is any Participant in the Excess Profit Sharing Plan who has not been designated (either individually or by class) by the Committee, in its sole discretion, as being ineligible to make such transfers.

5.   Section 5.4(b)(i) is amended to read as follows:

          (i) must be for full Years, and for no fewer than 36 months from the beginning of the month in which the in-service deferral would have been paid but for the additional deferral,

6.   Section 5.4(b)(iii) is amended to read as follows:

          (iii) can only be made five times (once prior to September 13, 1999 and three times prior to October 25, 1999) with respect to any in-service payment,

7. Article V is amended by adding the following section 5.13 at the end thereof:

          5.13 Transfers from the Pre-1999 Plan and the Excess Profit Sharing Plan. All balances transferred from the Pre-1999 Plan and the Excess Profit Sharing Plan shall be subject to the provisions of this Article V as part of a Participant's or Inactive Participant's Deferred Compensation Account.